For Immediate Release

Patrick Industries Reports Fourth Quarter and Year End Results

ELKHART, Ind., Feb. 13, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) today announced its operating results for the fourth quarter and fiscal year ended Dec. 31, 2007. The fourth quarter and year to date results include the financial performance of American Hardwoods, Inc. (acquired on January 29, 2007) and Adorn Holdings, Inc. (acquired on May 18, 2007) since their respective acquisition dates. These results are compared to the pre-acquisition historical results of Patrick for the prior year periods.

Fourth Quarter Results

Patrick, a leading manufacturer and distributor of building and component products for the Recreational Vehicle (RV), Manufactured Housing (MH) and Industrial markets, reported a net loss of $4.1 million , or $0.68 per diluted share, on net sales of $107.4 million in the fourth quarter of 2007, compared with net earnings of $0.2 million, or $0.04 per diluted share, on net sales of $72.8 million for the same quarter of 2006. The fourth quarter 2007 results included pre-tax expenses of $2.2 million, or $0.26 per diluted share after tax including restructuring and other costs related to the acquisition and integration of Adorn. Also included in the fourth quarter of 2007 was pre-tax acquisition-related amortization of $0.5 million, or $0.06 per diluted share after tax.

Patrick attributed the increase in quarterly sales primarily to the recently acquired Adorn and American Hardwoods operations, which was partially offset by softness in Patrick’s core markets. According to the industry associations, RV shipments in 2007 were down 3 percent for the quarter and approximately 10 percent for the year. MH shipments were down approximately 3 percent for the quarter and 19 percent for the year.

In the 2007 fourth quarter, Patrick reported gross profit of approximately $10.4 million, or 9.7 percent, compared with gross profit of $8.8 million, or 12.1 percent in the same quarter of 2006. The 2007 fourth quarter gross profit included the impact of restructuring charges of approximately $0.7 million, or 0.7 percent of net sales, related to the integration of the Adorn acquisition.

Patrick reported an operating loss of $3.6 million for the fourth quarter of 2007, compared to operating income of approximately $1.0 million in the prior year’s fourth quarter. The year-over-year decrease in operating income in the fourth quarter was due to softness in Patrick’s core markets, an unfavorable change in product mix from period to period, and restructuring and other charges incurred in connection with the Adorn acquisition. In addition to the restructuring charges described above, the 2007 fourth quarter operating loss included approximately $1.9 million of other acquisition-related or integration-related expenses in connection with the Adorn acquisition. These costs include acquisition related incentive bonuses paid to key members of management of $1.1 million, stock compensation of $0.4 million, and intangible asset amortization of approximately $0.4 million.

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Year-End Results

For the year ended December 31, 2007, Patrick reported net sales of approximately $435.2 million and a net loss of approximately $5.8 million, or $1.05 per diluted share, compared with net sales of $347.6 million, and net earnings of $2.7 million, or $0.53 per diluted share for the prior year. The year over year increase in sales was from the Adorn and American Hardwoods acquisitions and new product introductions, partially offset by the softness in Patrick’s core markets. The 2007 results included pre-tax items of approximately $6.4 million, or $0.77 per diluted share after tax. These items included restructuring and other costs related to the acquisition and integration of Adorn, as well as severance and litigation settlement costs and the write-off of a potential overseas expansion initiative. Also included in 2007 was pre-tax acquisition-related amortization of $1.3 million, or $0.15 per diluted share after tax.

For the year, Patrick reported gross profit of approximately $48.3 million, or 11.1 percent, compared with gross profit of $42.1 million, or 12.1 percent in 2006. The 2007 gross profit included the impact of approximately $2.2 million, or 0.5 percent of net sales, in restructuring charges related to the Adorn acquisition.

Patrick reported an operating loss of $2.1 million for the year, compared to operating income of $6.1 million for the prior year. The year end 2007 operating loss reflected a total of approximately $2.4 million in restructuring charges related to the Adorn acquisition (including the $2.2 million described above), as well as approximately $4.0 million of other acquisition-related or integration-related expenses. These costs include approximately $3.0 million in retirement vesting, stock compensation, acquisition related incentive bonuses paid to key members of management, and $1.0 million in intangible asset amortization expense. Operating income in 2007 was further reduced by approximately $1.0 million in severance and litigation settlement costs and the write-off of a potential overseas expansion initiative, which are not included in restructuring and other charges above.

“The acquisition of Adorn in May, from our perspective, was a transformational event for the Company and our respective management teams,” said Paul Hassler, President and CEO. “It has allowed us the opportunity to significantly gain market share and virtually double our manufacturing sales volume, increase capacity utilization through the consolidation of certain Patrick and Adorn facilities, and enhance the quality of our management team by combining forces with the highly successful Adorn management team.”

During 2007, Patrick completed two of the first three phases of the integration plan related to the Adorn acquisition. Patrick closed and consolidated five Adorn facilities in 2007, four of which were leased, closed and consolidated three Patrick business units and one Patrick facility, and moved certain sales volume to more strategic locations. Hassler said, “We are pleased with the performance and results related to the integration plan that have been driven by our management team as virtually all deadlines in the critical path as defined have been met and in accordance with our schedule. Our 2008 plan involves the completion of Phase III of the integration and improving the operations that have been consolidated through lean initiatives and continuous improvement. This final phase, which is expected to be completed by the end of the second quarter of 2008, involves consolidating certain Patrick Indiana facilities.”

Hassler continued, “In order to finance our acquisitions, we increased our leverage during the year and we are pleased with our efforts to strengthen our balance sheet in 2007 through cash and working capital management and debt reduction. During the year, we substantially reduced inventory levels on a combined basis and made debt principal and revolver payments of approximately $23 million, of which approximately $17 million were in excess of our scheduled debt service requirements.”

The Company’s credit agreement contains a covenant that requires the maximum leverage ratio not to exceed 4.00 to 1.00 for the four fiscal quarters ending December 31, 2007.  The maximum leverage ratio is the ratio of the aggregate outstanding amount of indebtedness to consolidated EBITDA for such period (as

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these terms are defined in the Credit Agreement).  Based on the operating loss for the fourth quarter of 2007, in combination with the results for the three previous fiscal quarters, the Company’s leverage ratio for the four quarters ended December 31, 2007 exceeded the maximum allowable ratio. The Company has discussed this issue with its lead bank, and is in the process of approaching the other lenders to amend the credit agreement and for a waiver of this particular covenant. The Company believes it will have such waiver prior to the issuance of its audited financial statements on or about March 29, 2008. As a result the Company has not reclassified any long-term debt to a current liability in the accompanying balance sheet.

Patrick reduced capital expenditures in 2007 by approximately $5 million, or 67 percent on a combined basis compared to 2006. The Company expects to increase 2008 capital expenditures with the expansion of some of its facilities to accommodate the increase in capacity utilization as a result of its consolidation efforts.”

The MH and RV market sectors represented approximately 35 percent and 40 percent of Patrick’s sales in 2007, respectively, compared to 40 percent and 39 percent in 2006, respectively. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represented approximately 25 percent of the Company’s sales in 2007, compared with 21 percent in the prior year.

2008 Outlook

“With the targeted completion of the integration in the first half of 2008, we expect to realize significant synergies and cost savings in the latter half of the year,” Hassler said. “As we are anticipating continued softness in the RV and MH industries we will continue to work toward a leaner organization focused on cost containment, continuous improvement, and lean manufacturing initiatives to maximize efficiencies gained from the Adorn acquisition.”

The Company expects to launch its previously announced rights offering in the first quarter of 2008, which will provide equity capital to prepay approximately $14.9 million in subordinated notes that were issued to Tontine Capital Partners, LLC and affiliates to fund, in part, its acquisition of Adorn. Hassler said, “the rights offering will strengthen our financial condition by allowing us to prepay our subordinated notes, thereby increasing our financial flexibility and cash flow.” In connection with the rights offering, the Company has entered into a Standby Purchase Agreement with Tontine Capital whereby Tontine Capital is obligated to purchase from the Company, in a private placement, its pro rata portion of the shares offered in the rights offering, and any and all shares not purchased by other shareholders. The price per share paid by Tontine Capital for such common stock will be equal to the $11.25 subscription price per share in the rights offering.

“As a Company, we believe that we are in a better position as a combined organization than we would have been as separate entities, especially in this challenging operating environment. We remain focused on our strategic plan based on market penetration, enhanced capacity utilization, improving operating efficiencies and product development. In the second half of 2008, we plan to begin again to explore strategic and accretive acquisition opportunities to allow us to expand beyond our core markets,” Hassler concluded.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products. In May 2007, Patrick acquired Adorn, LLC, a manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries.

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Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

UNAUDITED FINANCIAL HIGHLIGHTS

(dollars and shares in 000’s)	THREE MONTHS ENDED DEC. 31,		TWELVE MONTHS ENDED DEC. 31,
INCOME STATEMENT	2007	2006	2007	2006

Net sales	$107,374	$72,807	$435,203	$347,629
Cost of goods sold	96,236	63,973	384,743	305,566
Restructuring charges	730	---	2,181	---

Gross profit	10,408	8,834	48,279	42,063

Warehouse and delivery expenses	5,582	3,076	20,438	14,719
Selling, general, and administrative expenses Amortization expense	8,025 429	4,777 ---	28,785 1,001	21,091 99
Restructuring charges	---	---	183	---

Operating income (loss)	(3,628)	981	(2,128)	6,154
Interest expense, net	2,072	526	6,529	1,631

Income (loss) before income taxes	(5,700)	455	(8,657)	4,523
Income taxes (credit)	(1,631)	244	(2,814)	1,894

NET INCOME (LOSS)	($4,069)	$211	($5,843)	$2,629

BASIC INCOME (LOSS) PER COMMON SHARE	($0.68)	$0.04	($1.05)	$0.54
DILUTED INCOME (LOSS) PER COMMON SHARE	($0.68)	$0.04	($1.05)	$0.53
Weighted average shares outstanding, basic	6,004	4,893	5,584	4,870
Weighted average shares outstanding, diluted	6,004	4,924	5,584	4,918

(dollars in 000’s)
	DEC. 31,	DEC. 31,
BALANCE SHEET	2007	2006

CURRENT ASSETS
Cash and cash equivalents	$151	$357
Trade receivables, net	15,251	14,709
Inventories	43,566	43,299
Income taxes receivable	4,701	---
Prepaid expenses and other	4,605	3,834
Deferred tax assets	2,348	923

Total current assets	70,622	63,122

PROPERTY AND EQUIPMENT, NET	54,755	42,927
GOODWILL AND OTHER INTANGIBLE ASSETS	70,000	---
OTHER ASSETS	3,010	3,100

TOTAL ASSETS	$198,387	$109,149

CURRENT LIABILITIES
Current maturities of long-term debt	$8,628	$2,467
Short-term borrowings	1,479	10,000
Accounts payable	14,349	10,100
Accrued expenses	7,568	3,450

Total current liabilities	32,024	26,017

LONG-TERM DEBT LESS CURRENT MATURITIES	71,501	14,006
DEFERRED COMPENSATION AND OTHER	4,180	2,363
DEFERRED TAX LIABILITIES	18,749	687

SHAREHOLDERS’ EQUITY	71,933	66,076

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$198,387	$109,149